FOR IMMEDIATE RELEASE
For additional information:
Deutsche Bank Press Office 212.250.7171, Media
Christopher Ferreira 800.349.4281, Investors

THE NEW GERMANY FUND, INC. RELEASES PORTFOLIO HOLDINGS
NEW YORK, NY, January 15, 2008 — The New Germany Fund, Inc. (the “Fund”) (NYSE: GF) today released a schedule of its portfolio holdings as of December 31, 2007. The portfolio holdings should not be considered the composition of the proceeds that shareholders who choose to participate in the Fund’s in-kind tender offer will receive. The market value and percentage of the Fund’s net assets represented by each of the portfolio securities listed below may decrease or increase before the actual expiration of the offer.
The Fund is conducting the offer in connection with the previously announced settlement of the civil class action Daniels vs. The New Germany Fund, Inc.
The tender offer referred to in this announcement will be made only by the Offer to Repurchase and the related Letter of Transmittal. Shareholders should read these documents carefully; Documents are available to investors free of charge at the website of the Securities and Exchange Commission (www.sec.gov). Neither the Offer to Repurchase shares will be made to, nor will tenders pursuant to the Offer to Repurchase be accepted from or on behalf of, holders of shares in any jurisdiction in which making or accepting the Offer to Repurchase would violate that jurisdiction’s laws.
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The New Germany Fund, Inc. is a diversified, closed-end investment company seeking capital appreciation primarily through investment in the Mittelstand — an important group of small and mid-cap German companies. The Fund may invest up to 35% of its assets in large cap German companies, and up to 20% in other Western European companies. Its shares are listed on the New York Stock Exchange under the symbol “GF”. The Fund may focus its investments in certain geographic regions, thereby increasing its vulnerability to developments in that region. Investing in foreign securities presents certain unique risks not associated with domestic investments, such as currency fluctuation, political and economic change, and market risks. This may result in greater share price volatility. Shares of closed-end funds frequently trade at a discount to net asset value. The price of the Fund’s shares is determined by a number of factors, several of which are beyond the control of the Fund. Therefore, the Fund cannot predict whether its shares will trade at, below or above net asset value.
DWS Scudder is part of Deutsche Asset Management, which is the marketing name in the US for the asset management activities of Deutsche Bank AG, Deutsche Bank Trust Company Americas, Deutsche Investment Management Americas Inc. and DWS Trust Company. Copyright © 2008 DWS Scudder Distributors, Inc. (MARS 53502 1/08)

Security Description	Quantity	Market Value	Percent TNA

EUROPEAN AERO DEFENSE /EUR/	705,000.00	22,481,931.12	4.68
UNITED INTERNET AG /EUR/REG SH	620,000.00	15,079,838.40	3.14
MPC MUENCHMEYER PETERSEN /EUR/	55,000.00	4,913,839.04	1.02
HANNOVER RUECKVERSICH /EUR/	100,000.00	4,608,824.00	0.96
GEA GROUP AG /EUR/	505,000.00	17,557,355.20	3.65
FRESENIUS SE PFD /EUR/	326,062.00	27,102,116.93	5.64
PROSIEBENSAT1 MEDIA /EUR/ PRF	333,400.00	7,982,433.50	1.66
DOUGLAS HOLDINGS AG /EUR/	134,625.00	7,758,244.89	1.61
RHOEN KLINIKUM /EUR/	232,000.00	7,313,582.85	1.52
DEUTSCHE EUROSHOP AG /EUR/	120,000.00	4,119,456.00	0.86
SOFTWARE AG DARMSTADT /EUR/	165,000.00	14,599,308.24	3.04
SGL CARBON AG /BEARER/ /EUR/	335,000.00	18,116,403.36	3.77
PUMA AG /EUR/	30,500.00	12,163,351.20	2.53
CELESIO AG NAMENS AKTIEN /EUR/	111,000.00	6,891,324.00	1.43
BEIERSDORF /BEARER//EUR/	99,483.00	7,702,212.62	1.60
HOCHTIEF /EUR/	70,000.00	9,407,552.00	1.96
BILFINGER BERGER AG /EUR/	177,200.00	13,662,301.45	2.84
ELRINGKLINGER AG /EUR/	55,000.00	6,829,240.00	1.42
RHEINMETALL AG /EUR/	151,709.00	12,051,505.66	2.51
AMB GENERALI HLDG /EUR/	42,000.00	6,549,496.80	1.36
STADA ARZNEIMITTEL /EUR/	145,000.00	8,906,862.80	1.85
SALZGITTER AG /EUR/	80,000.00	11,925,971.20	2.48
PFEIFFER VACUUMTECHNOLOGY/EUR/	65,234.00	5,241,160.50	1.09
KRONES AG /EUR/	114,000.00	9,157,550.69	1.91
SUESS MICROTEC AG /EUR/	371,600.00	2,328,754.77	0.48
HUGO BOSS AG ORD /EUR/	139,000.00	8,040,827.52	1.67
QIAGEN NV /EUR/	360,000.00	7,793,660.16	1.62
IVG IMMOBILIEN AG /EUR/	450,000.00	15,500,548.80	3.22
K & S AG	140,200.00	33,331,877.04	6.93
LEONI AG /EUR/	80,000.00	3,926,630.40	0.82
SOLARWORLD AG /EUR/	264,000.00	16,100,937.60	3.35
MAX AUTOMATION AG /EUR/	370,000.00	3,210,546.24	0.67
SARTORIUS AG NON-VTG PFD /EUR/	135,789.00	5,355,735.42	1.11
BUSINESS & DECISION /EUR/	40,000.00	1,364,387.20	0.28
AAREAL BANK AG /EUR/	120,000.00	5,486,764.80	1.14
KONTRON AG /EUR/	242,720.00	4,864,636.96	1.01
WINCOR NIXDORF AG /EUR/	90,000.00	8,545,680.00	1.78
RCM BETEILIGUNGS AG /EUR/	400,000.00	1,823,078.40	0.38
LANXESS AG /EUR/	220,000.00	10,798,233.60	2.25
NORDEX AG /EUR/	145,000.00	6,682,794.80	1.39
MTU AERO ENGINES HOLDING /EUR/	135,000.00	7,888,320.00	1.64
Q-CELLS AG /EUR/	180,000.00	25,663,334.40	5.34
INTERHYP AG /EUR/	36,000.00	2,605,249.15	0.54
WACKER-CHEMIE AG /EUR/	45,000.00	12,996,007.20	2.70
KLOECKNER & CO /EUR/	40,000.00	1,606,880.00	0.33
BAUER AG /EUR/	92,000.00	6,518,089.60	1.36
FREENET AG NPV /EUR/	205,000.00	4,788,429.36	1.00
GERRESHEIMER AG	35,000.00	1,953,089.60	0.41
TOGNUM AG /EUR/	377,220.00	11,356,995.74	2.36
HMBRGR HAFEN UND LOGOSTIK /EUR	50,610.00	4,509,796.37	0.94
EURO	6,168,354.96	9,010,732.93	1.87
US DOLLARS	3,501.54	3,501.54	0.00
Holdings as of December 31, 2007
DWS Scudder is part of Deutsche Asset Management, which is the marketing name in the US for the asset management activities of Deutsche Bank AG, Deutsche Bank Trust Company Americas, Deutsche Investment Management Americas Inc. and DWS Trust Company. Copyright © 2008 DWS Scudder Distributors, Inc. (MARS 53502 1/08)